EXHIBIT 21.1

SUBSIDIARIES OF FEDERAL DATA CORPORATION

                                    State of                 Doing
Subsidiaries                      Incorporation           Business Name
--------------------------     ---------------------   ------------------

FDCT Corp.                      Delaware               FDCT Corp.

FDC Technologies, Inc.          Delaware               FDC Technologies, Inc.

NYMA, Inc.                      Maryland               NYMA, Inc.

Sylvest Management                                     Sylvest  Management
   Systems Corporation          Maryland                  Systems Corporation

R.O.W. Sciences, Inc.           Delaware               R.O.W. Sciences, Inc.

Technical and Management                               Technical and Management
     Assistance, Inc.           New Jersey                 Assistance, Inc.